American Assets Trust, Inc. Reports Second Quarter 2020 Financial Results and COVID-19 Operational Update

Net income available to common stockholders of $7.7 million and $19.7 million for the three and six months ended June 30, 2020, respectively, or $0.13 and $0.33 per diluted share, respectively
Funds From Operations per diluted share decreased 6% and 2% year-over-year for the three and six months ended June 30, 2020, respectively, or $0.48 and $1.04 per diluted share, respectively
Collected 83% to date of rents that were due during the second quarter

SAN DIEGO, California - 7/28/2020 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its second quarter ended June 30, 2020.

Second Quarter Highlights
•Net income available to common stockholders of $7.7 million and $19.7 million for the three and six months ended June 30, 2020, respectively, or $0.13 and $0.33 per diluted share, respectively
•Funds From Operations decreased 6% and 2% year-over-year to $0.48 and $1.04 per diluted share for the three and six months ended June 30, 2020, respectively, compared to the same periods in 2019
•Same-store cash NOI decreased 11.5% and 1.5% year-over-year for the three and six months ended June 30, 2020, respectively. Excluding lease termination fees, same-store cash NOI would have been (3.6)% and 2.0% for the three and six months ended June 30, 2020, respectively
•For the three months ended June 30, 2020, we have collected 98% of office rents, 58% of retail rents (including the retail component of Waikiki Beach Walk) and 95% of multifamily rents, that were due during the second quarter
•Leased approximately 40,000 comparable office square feet at an average straight-line basis and cash-basis contractual rent increase of 66% and 32%, respectively, during the three months ended June 30, 2020
•Leased approximately 23,000 comparable retail square feet at an average straight-line basis and cash-basis contractual rent increase of 2% and 1%, respectively, during the three months ended June 30, 2020

Financial Results
Net income attributable to common stockholders was $7.7 million, or $0.13 per basic and diluted share for the three months ended June 30, 2020 compared to $8.9 million, or $0.18 per basic and diluted share for the three months ended June 30, 2019. For the six months ended June 30, 2020, net income attributed to common stockholders was $19.7 million, or $0.33 per basic and diluted share compared to $20.0 million, or $0.41 per basic and diluted share for the six months ended June 30, 2019. The year-over-year decrease in net income attributable to common stockholders is primarily due to the increase in reserve for bad debts of rent receivables of approximately $3.3 million primarily at Alamo Quarry Market, Carmel Mountain Plaza, Carmel Country Plaza, and Waikiki Beach Walk Retail, a decrease in lease termination fees at Carmel Mountain Plaza attributed to the termination of our former ground lease, and a decrease in revenue at our Waikiki Beach Walk Retail and Embassy Suites Hotel due to the COVID-19 pandemic causing a decline in occupancy, partially offset by an increase in revenue from the acquisition of La Jolla Commons on June 20, 2019 and an increase in annualized base rents at The Landmark at One Market, Lloyd District Portfolio, Torrey Point, and City Center Bellevue.

During the second quarter of 2020, the company generated funds from operations (“FFO”) for common stockholders of $36.3 million, or $0.48 per diluted share, compared to $33.8 million, or $0.51 per diluted share, for the second quarter of 2019. For the six months ended June 30, 2020, the company generated FFO for common stockholders of $79.1 million, or $1.04 per diluted share, compared to $69.5 million, or $1.06 per diluted share, for the six months ended June 30, 2019. The decrease in FFO from the corresponding period in 2019 was primarily due to the increase in reserve for bad debts of rent receivables of approximately $3.3 million primarily at Alamo Quarry Market, Carmel Mountain Plaza, Carmel Country Plaza and Waikiki Beach Walk Retail, a decrease in lease termination fees at Carmel Mountain Plaza attributed to the termination of our former ground lease, and a decrease in revenue at our Waikiki Beach Walk Retail and Embassy Suites Hotel due to the COVID-19 pandemic causing a decline in occupancy, partially offset by an increase in revenue from the acquisition of La Jolla Commons on June 20, 2019 and an increase in annualized base rents at The Landmark at One Market, Lloyd District Portfolio, Torrey Point, and City Center Bellevue.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	June 30, 2020	March 31, 2020	June 30, 2019
Total Portfolio
Office	94.4%	94.3%	93.7%
Retail	94.7%	95.2%	97.5%
Multifamily	85.1%	93.0%	92.6%
Mixed-Use:
Retail	95.7%	98.5%	98.2%
Hotel	46.4%	75.4%	91.7%

Same-Store Portfolio
Office (1)	95.9%	93.1%	92.9%
Retail (2)	93.8%	94.4%	97.1%
Multifamily	85.1%	93.0%	92.6%
(1) Same-store office leased percentages includes the 830 building at Lloyd District Portfolio which was placed into operations on August 1, 2019 after renovating the building. Same-store office leased percentages excludes (i) La Jolla Commons, which was acquired on June 20, 2019 and (ii) One Beach Street due to significant redevelopment activity. La Jolla Commons will be included in same-store office leased percentages commencing in the third quarter of 2020.
(2) Same-store retail leased percentages exclude Waikele Center, due to significant redevelopment activity.

During the second quarter of 2020, the company signed 20 leases for approximately 73,000 square feet of office and retail space, as well as 288 multifamily apartment leases. Renewals accounted for 83% of the comparable office leases, 92% of the comparable retail leases, and 64% of the residential leases.

Office and Retail
On a comparable space basis (i.e. leases for which there was a former tenant) during the second quarter of 2020 and trailing four quarters ended June 30, 2020, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	Straight-Line Basis % Change Over Prior Rent
Office	Q2 2020	6	40,000	32.3%	$57.17	$43.21	65.5%
	Last 4 Quarters	40	373,000	22.0%	$50.36	$41.26	34.4%

Retail	Q2 2020	12	23,000	0.9%	$43.60	$43.23	2.2%
	Last 4 Quarters	55	148,000	(0.8)%	$44.40	$44.73	7.1%

Multifamily
The average monthly base rent per leased unit for same-store properties for the second quarter of 2020 was $2,152 compared to an average monthly base rent per leased unit of $2,092 for the second quarter of 2019, which is an increase of approximately 3%.

Same-Store Cash Net Operating Income
For the three and six months ended June 30, 2020, same-store cash NOI decreased 11.5% and 1.5%, respectively, compared to the three and six months ended June 30, 2019. The same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended (1)			Six Months Ended (1)
	June 30,			June 30,
	2020	2019	Change	2020	2019	Change
Cash Basis:
Office (2)	$20,290	$17,433	16.4	$40,881	$34,824	17.4%
Retail (2)	7,906	14,861	(46.8)%	23,558	29,656	(20.6)
Multifamily	7,555	8,094	(6.7)	14,822	15,987	(7.3)
Mixed-Use	—	—	—	—	—	—
Same-store Cash NOI (3)	$35,751	$40,388	(11.5)%	$79,261	$80,467	(1.5)%

(1) Same-store portfolio excludes (i) Waikele Center due to significant redevelopment activity; (ii) La Jolla Commons, which was acquired on June 20, 2019; (iii) One Beach Street due to significant redevelopment activity; (iv) Waikiki Beach Walk - Embassy Suites™ and Waikiki Beach Walk - Retail, due to significant spalling repair activity; and (v) land held for development.
(2) Same-store cash NOI for the three and six months ended June 30, 2020 includes cash lease termination fees received of $0.3 million and $0.7 million, respectively. Excluding lease termination fees for the three and six months ended June 30, 2020, office same-store cash NOI would have been 11.3% and 14.5%, respectively.
(3) Excluding lease termination fees for the three and six months June 30, 2020, same-store cash NOI would have been (3.6)% and 2.0%, respectively.

Same-store cash NOI is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of same-store cash NOI to net income is attached to this press release.

Balance Sheet and Liquidity
At June 30, 2020, the company had gross real estate assets of $3.2 billion and liquidity of $396.1 million, comprised of cash and cash equivalents of $146.1 million and $250.0 million of availability on its line of credit, which the company believes is sufficient to meet the company's short-term liquidity requirements. At June 30, 2020, the company has no debt obligations maturing during the remainder of 2020; and only 1 out of 28 assets encumbered by a mortgage. The company has $150 million of debt obligations maturing in 2021, assuming the company exercises its option and satisfies the conditions to extend the maturity date of its $100 million term loan from January 9, 2021 to January 9, 2022.

Dividends
The company declared dividends on its shares of common stock of $0.20 per share for the second quarter of 2020. The dividends were paid on June 25, 2020.

In addition, the company has declared a dividend on its common stock of $0.25 per share for the third quarter of 2020. The dividend will be paid in cash on September 24, 2020 to stockholders of record on September 10, 2020. The company increased the dividend from $0.20 per share in the second quarter to $0.25 per share in the third quarter based on the company's rent collection in the second quarter.

COVID-19 Operational Update

Operations
As of June 30, 2020, we have entered into lease modifications that resulted in COVID-19 adjustments (including rent deferrals and other monetary lease concessions) for approximately 5% of the rent originally contracted for the three months ended June 30, 2020. Furthermore, as of June 30, 2020 and specific to the impact of COVID-19 on our retail sector (including the retail component of Waikiki Beach Walk Retail and Embassy Suites Hotel), we have recorded an allowance for doubtful accounts against accounts receivable of approximately 14% and an allowance for doubtful accounts against deferred rent receivables (straight-line rent receivables) of approximately 7%.

Rent Collection for the Second Quarter of 2020 and July 2020(1)

	April	May	June	Q2 Average	July
Office	98.0%	97.5%	96.9%	97.5%	94.7%
Retail	59.6%	61.7%	65.6%	62.1%	70.1%
Multifamily	95.0%	94.4%	94.3%	94.6%	93.7%
Mixed-Use (2)	45.1%	28.9%	15.3%	29.7%	16.7%
Average	82.3%	82.6%	83.1%	82.7%	83.3%
(1) Data as of July 27, 2020
(2) Includes only the retail portion of Waikiki Beach Walk Retail and Embassy Suites Hotel.

Conference Call
The company will hold a conference call to discuss the results for the second quarter of 2020 on Wednesday, July 29, 2020 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 4494304. A telephonic replay of the conference call will be available beginning at 2:00 p.m. PT on Wednesday, July 29, 2020 through Wednesday, August 5, 2020. To access the replay, dial 1-855-859-2056 and use the pass code 4494304. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's second quarter 2020 results may be found on the “Investors” page of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	June 30, 2020	December 31, 2019
Assets	(unaudited)
Real estate, at cost
Operating real estate	$3,128,089	$3,096,886
Construction in progress	94,232	91,264
Held for development	547	547
	3,222,868	3,188,697
Accumulated depreciation	(710,795)	(665,222)
Net real estate	2,512,073	2,523,475
Cash and cash equivalents	146,131	99,303
Restricted cash	3,957	10,148
Accounts receivable, net	13,544	12,016
Deferred rent receivables, net	63,214	52,171
Other assets, net	107,363	93,220
Total assets	$2,846,282	$2,790,333
Liabilities and equity
Liabilities:
Secured notes payable, net	$110,902	$161,879
Unsecured notes payable, net	1,196,291	1,195,780
Unsecured line of credit, net	98,948	—
Accounts payable and accrued expenses	65,780	62,576
Security deposits payable	7,685	8,316
Other liabilities and deferred credits, net	90,188	68,110
Total liabilities	1,569,794	1,496,661
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 60,073,918 and 60,068,228 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	601	601
Additional paid-in capital	1,454,516	1,452,014
Accumulated dividends in excess of net income	(154,516)	(144,378)
Accumulated other comprehensive income	352	5,680
Total American Assets Trust, Inc. stockholders' equity	1,300,953	1,313,917
Noncontrolling interests	(24,465)	(20,245)
Total equity	1,276,488	1,293,672
Total liabilities and equity	$2,846,282	$2,790,333

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Rental income	$79,230	$79,656	$171,300	$156,487
Other property income	2,879	4,457	7,552	12,945
Total revenue	82,109	84,113	178,852	169,432
Expenses:
Rental expenses	16,981	21,826	39,549	42,622
Real estate taxes	8,961	9,275	20,006	18,321
General and administrative	6,679	5,943	13,499	12,016
Depreciation and amortization	26,493	22,582	53,955	43,165
Total operating expenses	59,114	59,626	127,009	116,124
Operating income	22,995	24,487	51,843	53,308
Interest expense	(13,331)	(13,129)	(26,803)	(26,478)
Gain on sale of real estate	—	633	—	633
Other income (expense), net	162	(50)	270	(279)
Net income	9,826	11,941	25,310	27,184
Net income attributable to restricted shares	(69)	(92)	(173)	(185)
Net income attributable to unitholders in the Operating Partnership	(2,101)	(2,933)	(5,413)	(6,988)
Net income attributable to American Assets Trust, Inc. stockholders	$7,656	$8,916	$19,724	$20,011

Net income per share
Basic income attributable to common stockholders per share	$0.13	$0.18	$0.33	$0.41
Weighted average shares of common stock outstanding - basic	59,724,139	50,135,978	59,723,605	48,578,872

Diluted income attributable to common stockholders per share	$0.13	$0.18	$0.33	$0.41
Weighted average shares of common stock outstanding - diluted	76,114,687	66,889,784	76,114,153	65,543,409

Dividends declared per common share	$0.20	$0.28	$0.50	$0.56

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Six Months Ended
	June 30, 2020	June 30, 2020
Funds From Operations (FFO)
Net income	$9,826	$25,310
Depreciation and amortization of real estate assets	26,493	53,955
FFO, as defined by NAREIT	$36,319	$79,265
Less: Nonforfeitable dividends on restricted stock awards	(68)	(170)
FFO attributable to common stock and units	$36,251	$79,095
FFO per diluted share/unit	$0.48	$1.04
Weighted average number of common shares and units, diluted	76,115,546	76,114,609

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended (1)		Six Months Ended (1)
	June 30,		June 30,
	2020	2019	2020	2019
Same-store cash NOI	35,751	$40,388	$79,261	$80,467
Non-same-store cash NOI	6,624	9,705	19,807	18,664
Tenant improvement reimbursements (2)	73	6,423	2,869	7,413
Cash NOI	$42,448	$56,516	$101,937	$106,544
Non-cash revenue and other operating expenses (3)	13,719	(3,504)	17,360	1,945
General and administrative	(6,679)	(5,943)	(13,499)	(12,016)
Depreciation and amortization	(26,493)	(22,582)	(53,955)	(43,165)
Interest expense	(13,331)	(13,129)	(26,803)	(26,478)
Gain on sale of real estate	—	633	—	633
Other income (expense), net	162	(50)	270	(279)
Net income	$9,826	$11,941	$25,310	$27,184

Number of properties included in same-store analysis	24	24	24	24
(1) Same-store portfolio includes the 830 building at Lloyd District Portfolio which was placed into operations on August 1, 2019 after renovating the building. Same-store portfolio excludes (i) Waikele Center, due to significant redevelopment activity; (ii) La Jolla Commons, which was acquired on June 20, 2019; (iii) One Beach Street, due to significant redevelopment activity; (iv) Waikiki Beach Walk - Embassy Suites™ and Waikiki Beach Walk - Retail, due to significant spalling repair activity; and (v) land held for development.
(2) Tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.
(3) Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances; net change in lease receivables, the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, lease termination fees at Carmel Mountain Plaza, and straight-line rent expense for our lease of the Annex at The Landmark at One Market.

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses cash net operating income ("NOI") internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income as computed in accordance with GAAP.

Cash NOI, is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, net change in lease receivables, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier office, retail, and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington, Texas and Hawaii.  The company's office portfolio comprises approximately 3.4 million rentable square feet, and its retail portfolio comprises approximately 3.1 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Currently, one of the most significant risk factors, is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the company, its tenants and guests, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the company, its tenants and guests will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607